ADMINISTRATION AGREEMENT

     AGREEMENT made this 31st day of August, 1992 by and between LYNCH CONSULTS INTERNATIONAL PORTFOLIO, a Massachusetts business trust (hereinafter called the "Fund"), and PRINCETON ADMINISTRATORS, INC., a Delaware corporation (hereinafter called the "Administrator").

                                   WITNESSETH

     WHEREAS, the Fund intends to engage in business as a open-end diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund and Merrill Lynch (Suisse) Investment Management S.A. (the "Investment Adviser") are entering into an Investment Advisory Agreement (the "Investment Advisory Agreement") pursuant which the Investment Adviser will provide investment advice to the Fund and be responsible for the portfolio management of the Fund; and

     WHEREAS, the Fund desires to retain the Administrator to render administrative services in the manner and on the terms and conditions hereafter set forth; and

     WHEREAS, the Administrator desires to be retained to perform services on said terms and conditions;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and the Administrator agree as follows:

     1. Duties of the Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, subject to the supervision and direction of the Board of Trustees of the Fund, as hereinafter set forth. The Administrator shall perform or arrange for the performance of the following administrative and clerical services: (i) maintain and keep the books and records of the Fund as required by law or for the proper operation of the Fund; (ii) prepare and, subject to approval by the Fund, file reports and other documents required by U.S. Federal, state and other applicable laws and regulations, including proxy materials and periodic reports to Fund shareholders; (iii) administer shareholder accounts, handle shareholder relations and respond to inquiries from Fund shareholders; (iv) calculate and publish or arrange for the calculation and publication of, the net asset value of the Fund's shares; (v) conduct relations with, oversee, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Fund by others, including its custodian, registrant, transfer agent, dividend disbursing agent and dividend reinvestment plan agent, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable; (vi) provide the Fund with the services of persons competent to perform the administrative and clerical functions described herein; (vii) provide the Fund with administrative office and data processing facilities; (viii) arrange for payment of the Fund's expenses; (ix) consult with the Fund's officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Fund; (x) prepare such financial information and reports as may be required by any banks from which the Fund borrows funds; (xi) monitor the Fund's compliance with investment policies and restrictions as set forth in the Fund's currently effective Prospectus and Statement of Additional Information under the Securities Act of 1933, as amended; and (xii) provide such assistance to the Investment Adviser, the custodian and the Fund's counsel and auditors as generally may be required to carry on properly the business and operations of the Fund. The Fund agrees to cause the Investment Adviser to deliver, on a timely basis, such information to the Administrator as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, records of transactions, valuations of investments in United States dollars (which may be based on information provided by a pricing service) and shareholders reports and expenses borne by the Fund, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

     2. Expenses of the Administrator. The Administrator assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide office space, facilities, equipment and necessary personnel which it is obligated to provide under paragraph I hereof, except that the Fund shall pay the expenses of legal counsel and accountants as provided in paragraph 4(b) of this Agreement, and will reimburse the Administrator on a semi-annual basis for its costs in providing accounting services. The Fund and the Investment Adviser assume and shall pay or cause to be paid all other expenses of the Fund as set forth in the Investment Advisory Agreement.

     3. Compensation of the Administrator. For the services rendered to the Fund by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator on the first business day of each calendar month a fee for the previous month at an annual rate equal to .25 % of the Fund's average daily net assets. For the purpose of determining fees payable to the Administrator, the net assets of the Fund shall mean the average daily value of the total assets of the Fund, minus the sum of accrued liabilities of the Fund. The value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's registration statement on Form N-1A, as amended from time to time (the "Registration Statement"). Compensation by the Fund of the Administrator shall commence on the date of the first receipt by the Fund of the proceeds of the sale of its shares as described in the Registration Statement, and the fee for the period from the date the Fund shall first receive the proceeds of the sale of its shares as aforesaid to the end of the month during which such proceeds are so received, shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

     4. Limitation of Liabiliiy of the Administrator; Indemnification.

     (a) The Administrator shall not be liable to the Fund, or the Investment Adviser for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund, its shareholders, the Investment Adviser or any sub-adviser to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.

     (b) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Fund, at the expense of the Fund, and with respect to the application of generally accepted accounting principles or Federal tax accounting principles, apply for and obtain the advice and opinion of the independent auditors of the Fund, at the expense of the Fund. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

     (c) The Fund agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the performance of its duties hereunder, except such as may arise from the Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its obligations and duties hereunder. The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Administrator's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that the Administrator is entitled to such indemnification and if the Trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Administrator shall provide a security for this undertaking,
(B) the Fund shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum consisting of Trustees of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Administrator ultimately will be found entitled to indemnification.

     (d) As used in this paragraph 4, the term "Administrator" shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

     5. Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others.

     6. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force until terminated as provided herein. This Agreement may be terminated at any time, without the payment of any penalty, by the Fund or the Administrator, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.


     7. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Trustees of the Fund and such amendment is set forth in a written instrument executed by each of the parties hereto.

     8. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     9. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

     10. Notices. Any notice under this Agreement, shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed: (a) if to the Administrator, to: President, Princeton Administrators, Inc., P.O. Box 9011, Princeton, New Jersey
08543-9011; or (b) if to the Fund, to: President, Merrill Lynch Consults International Portfolio, P.O. Box 9011, Princeton, New Jersey 08543-9011.

     11. Personal Liability. The Declaration of Trust establishing the Fund, dated June 26, 1992, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Consults International Portfolio" refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund, but the "Trust Property" only shall be liable.



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        MERRILL LYNCH CONSULTS
                                        INTERNATIONAL PORTFOLIO

                                        By /s/
                                        Title: Secretary


                                        PRINCETON ADMINISTRATORS, INC.

                                        By /s/ Terry K Glenn
                                        Title: President